                                                                   EXHIBIT 10.20

                              EMPLOYMENT AGREEMENT


            EMPLOYMENT AGREEMENT (the "Agreement"), dated as of October 21, 1999, by and between TMP WORLDWIDE INC., a Delaware corporation (the "Company"), and Steven B. Potter ("Executive").

                              PRELIMINARY RECITALS

            A. Reference is made to that certain Amended and Restated Purchase Agreement dated as of October 20, 1999 (the "Purchase Agreement"), by and among the Company, Highland Search Group L.L.C. ("Highland"), and the holders of membership interests in Highland set forth on SCHEDULE A attached thereto.

            B. Highland has been engaged in the executive search business (the "Business").

            C. Executive has been a long time executive of Highland, most recently serving as Highland's Chief Executive Officer and has extensive knowledge and a unique understanding of the Business and has longstanding business relationships with many customers of Highland, who, subsequent to the consummation of the transactions contemplated by the Purchase Agreement, will be transacting business with the Company.

            D. From and after the date hereof, the Company desires to employ Executive, and Executive desires to be employed by the Company, as President-North American Executive Search Operations of the Company, all under the terms and conditions set forth herein.

            E. Immediately prior to the closing of the transactions contemplated by the Purchase Agreement, Executive owns 29% of the outstanding membership interests of Highland and is consequently directly benefitting from the transactions contemplated by the Purchase Agreement. It is a condition to the consummation of the Purchase Agreement that the Company and Executive enter into this Agreement and that Executive agree to the Restrictive Covenants (as defined in SECTION 6 below).

      NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

            1.    EMPLOYMENT.

                  1.1 ENGAGEMENT OF EXECUTIVE. The Company agrees to employ Executive and Executive agrees to accept employment as President-North American Executive Search Operations of the Company and its successor or successors in interest (which successor or successors may be a


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separate corporation or corporations or become a division or unit of the
Company), in accordance with the terms and conditions of this Agreement.

                  1.2 DUTIES AND POWERS. During the Employment Period (as defined in SECTION 1.3 below), Executive will serve in the position described in
SECTION 1.1 above and will have such responsibilities, duties and authorities, and will render such services of an executive and administrative character as shall be reasonably directed by the President of the Global Executive Search Division of the Company (currently Michael Squires), the Company's Executive Vice President-Mid-Market (currently Andrew Banks) or the Company's Chief Executive Officer (currently Andrew McKelvey) (each, a "Senior Executive" and, collectively, the "Senior Executives"). Executive shall devote Executive's best efforts, energies and abilities and Executive's full business time, skill and attention to the business and affairs of the Company. Executive shall perform the duties and carry out the responsibilities assigned to Executive to the best of Executive's ability, in a diligent, trustworthy, businesslike and efficient manner for the purpose of advancing the business of the Company and shall adhere to any and all of the written employment policies of the Company. Executive acknowledges that Executive's duties and responsibilities will require Executive's full-time business efforts and agrees that during the Employment Period Executive will not engage in any other business activity or have any business pursuits or interests which interfere or conflict with the performance of Executive's duties hereunder, provided, that nothing in this SECTION 1.2 shall be deemed to prohibit Executive from making Permitted Investments (as defined in SECTION 3.2 below).

                  1.3 EMPLOYMENT PERIOD. Executive's employment under this Agreement shall begin on the date hereof and shall continue through and until October 21, 2001 (the "Employment Period"). Notwithstanding anything herein to the contrary, the Employment Period is subject to termination pursuant to SECTIONS 1.4, 1.5 AND 1.6 below.

                  1.4 TERMINATION BY THE COMPANY. The Company has the right to terminate the Employment Period (and, consequently, Executive's employment under this Agreement), by notice to Executive in writing at any time, (i) for "Cause" or (ii) without Cause for any or no reason, subject to the provisions of SECTION
2.2. Any such termination shall be effective upon the date specified in such notice or, if no date is specified, on the date such notice is deemed served pursuant to SECTION 8.6 below.

                  "Cause" as used herein means the occurrence of any of the following events:

                  (a) the willful failure or gross negligence of Executive to perform or in performing Executive's duties or to comply with reasonable directions of a Senior Executive that continues unremedied for a period of ten (10) days after such Senior Executive has given written notice to Executive specifying in reasonable detail the manner in which Executive has failed to perform such duties or comply with such directions;

                  (b) Executive's conviction of (i) a felony, (ii) criminal dishonesty, (iii) any crime involving moral turpitude or (iv) fraud;

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                  (c) a breach by Executive of any of the Restrictive Covenants;
      or

                  (d) a material breach by Executive of any of the terms or conditions of this Agreement (other than the Restrictive Covenants), PROVIDED, that if such breach is capable of being remedied, it continues unremedied for a period of ten (10) business days after a Senior Executive has given written notice to Executive specifying in reasonable detail the manner in which Executive has breached the Agreement.

                  1.5 TERMINATION BY EXECUTIVE. Executive has the right to terminate the Employment Period (and, consequently, Executive's employment under this Agreement) (i) by sixty (60) days prior written notice to the Company for any or no reason (a "Voluntary Termination") or (ii) for "Good Reason." Notwithstanding anything to the contrary contained herein, the Company may accelerate the effective date of a Voluntary Termination to any date including, but not limited to, the date on which notice is received by the Company. Following a notice of Voluntary Termination, Executive agrees to fulfill Executive's duties hereunder and shall cooperate fully in completion and turnover of all matters involving Executive until such termination becomes effective, unless otherwise consented to by the Company.

                  "Good Reason" as defined herein shall mean the existence (without Executive's express written consent) of any of the following events which are not cured by the Company within 15 days after written notice thereof (setting forth Executive's specific claims hereunder) is given to the Company by Executive:

                         (a) any material diminution in Executive's position, authority, duties, title or responsibilities described herein;

                         (b) the Company's reduction of Executive's Annual Draw, Cash Bonus or Equity Bonus (each as defined in SECTION 2.1 below) or as the same may be increased from time to time hereafter;

                         (c) the Company's failure to pay to Executive any material portion of his current compensation or to pay to Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due; or

                         (e) any other material breach of this Agreement by the Company.

      Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any event constituting Good Reason hereunder.

                  1.6 AUTOMATIC TERMINATION. The Employment Period shall automatically terminate upon Executive's death or Disability. Executive shall be deemed to have a "Disability" for purposes of this Agreement if Executive is unable to perform, by reason of physical or mental incapacity, Executive's duties or obligations under this Agreement, for a total period of 100 days in any 360-day period. The Board of Directors of the Company (the "Board") shall determine, according to the facts then available, whether and when the Disability of Executive has occurred. Such determination shall be made by the Board in the exercise of reasonable discretion.

                  1.7 CORPORATE OFFICES. The Company shall not relocate its offices where Executive is employed more than 30 miles from its current location (I.E., 1633 Broadway, New York, New York 10019).

            2.    COMPENSATION AND BENEFITS.

                  2.1 CASH COMPENSATION

                  (a) ANNUAL DRAW. In consideration of Executive performing Executive's duties under this Agreement and complying with the Restrictive Covenants set forth herein, during the Employment Period and subject to
      SECTION 2.2 BELOW, the Company will pay Executive an aggregate annual draw of $400,000 (the "Annual Draw"), payable in accor dance with the Company's regular payroll policy for salaried employees. If the Employment Period is terminated pursuant to SECTION 1.4, SECTION 1.5 or SECTION 1.6 above, then the Annual Draw for any partial year of the Employment Period will be prorated based on the number of days elapsed in such year during which services were actually performed by Executive.

                  (b) BONUS ELIGIBILITY. Executive shall be eligible for an annual discretionary bonus based on fee revenue conversion, the performance of the Company's North American executive search operations and other criteria mutually determined by Executive and the Company, which bonus shall be payable annually within 90 days after the end of the Company's fiscal year. Notwithstanding the foregoing, during the Employment Period and subject to SECTION 2.2 BELOW, Executive shall receive (i) a cash bonus of $1,000,000 per annum (the "Cash Bonus"), payable semi-annually, and (ii) an additional bonus of $600,000 per annum (the "Equity Bonus"), payable annually. The minimum Equity Bonus shall be paid in either cash, TMP Common Stock (as defined below), options to purchase TMP Common Stock or any combination thereof, at the sole discretion of the Board of Directors of the Company (the "Board"). Any shares or options granted as part of the Equity Bonus shall be subject to
      (x) a four-year vesting requirement (I.E., vesting in four equal annual installments commencing on the first anniversary of the date of grant),
      (y) Executive's continued employment during such vesting period and (z) the terms of the then current form of option agreement applicable to executive search employees, a current version of which has been previously provided to Executive. In addition, any options constituting the Equity Bonus shall be non-incentive stock options and will be valued in the same manner that options are valued for other similarly situated executives of the Company. The exercise price per share of such options shall be equal to the fair market value of one share of TMP Common Stock on the date of grant.

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      As used herein, "TMP Common Stock" means shares of common stock, $.001 par value per share, of the Company.

                  (c) Notwithstanding anything to the contrary contained herein, Executive acknowledges and agrees that the Company may, at its option and in its sole discretion, refuse to conduct any business with, or perform any particular services for, any client or potential client of Executive for credit reasons, blocking requirements or other reasonable business purposes.

                  2.2 COMPENSATION AFTER TERMINATION.

                  (a) If the Employment Period or this Agreement is terminated
      (i) by the Company for Cause, (ii) by Executive pursuant to a Voluntary Termination, (iii) through expiration of the Employment Period, or (iv) by virtue of Employee's death or Disability, then the Company shall have no further obligations hereunder or otherwise (except as agreed to in writing) with respect to Executive's employment from and after the applicable termination or expiration date (except payment of Executive's Annual Draw and provision of benefits described in SECTION 2.3 hereof, in each case which have accrued through the date of termination or expiration, and any Cash Bonus or Equity Bonus that was actually payable but not paid prior to the effective date of termination), and the Company shall continue to have all other rights available hereunder (including, without limitation, all rights under SECTIONS 3 AND 4 at law or in equity).

                  (b) If the Employment Period is terminated by the Company without Cause pursuant to clause (ii) of the first sentence of SECTION 1.4 hereof or by Executive with Good Reason pursuant to clause (ii) of the first sentence of SECTION 1.5 hereof, then, subject to Executive's compliance with the Restrictive Covenants, as Executive's sole and exclusive remedy, Executive shall be entitled to receive (i) as severance pay the Annual Draw and the Cash Bonus hereunder for the period of time which would have been remaining in the Employment Period had it not been so terminated, payable in regular installments in accordance with the Company's general payroll practices for salaried employees (or, in the case of the Cash Bonus, in accordance with the terms set forth in SECTION 2.1(B) above), and (ii) provision of benefits described in SECTION 2.3 hereof which have accrued through the date of such termination. In the event the Employment Period is terminated by the Company without Cause pursuant to clause (ii) of the first sentence of SECTION 1.4 hereof or by Executive with Good Reason pursuant to clause (ii) of the first sentence of SECTION 1.5 hereof, then the Company shall have no further obligations hereunder or otherwise (except as agreed to in writing) with respect to Executive's employment from and after the termination date except and only to the extent set forth in the immediately preceding sentence.

                  2.3 OTHER BENEFITS.

                  (a) VACATION AND INSURANCE. During the Employment Period, the Company will provide Executive four (4) weeks vacation per year (prorated for periods of less than a full

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      year), and Executive will be eligible to participate in any life, health, hospitalization, disability, 401(k), profit sharing, retirement, or other fringe benefit program maintained by the Company for its executive employees generally, in each case in accordance with the terms of such policies, plans or programs.

                  (b) BUSINESS EXPENSES. During the Employment Period, the Company will reimburse Executive in accordance with Company policy for Executive's normal out-of- pocket expenses incurred in the course of performing Executive's duties hereunder. Executive shall provide the Company with all receipts and documentation supporting such expenses as may reasonably be requested by the Company.

                  (c) POST-TERMINATION BENEFITS. Following termination of Executive by the Company without Cause or by Executive for Good Reason, for the shorter of one year after the date of such termination or the period of time which would have been remaining in the Employment Period had it not been so terminated, the Company shall make available to Executive and his immediate family medical, dental, basic life, accidental death and dismemberment, long-term disability, unreimbursed medical expense, dependent day-care and AFLAC benefits, if any, to the same extent and on the same terms and conditions as would have been made available to Executive and his immediate family had he remained employed by the Company or one of its affiliates during such period, except that Executive will not be permitted to make any changes in coverage during any such period except for the addition of new immediate family members and changes in beneficiaries which are effected by Executive pursuant to the terms and conditions of the applicable benefit program.

                  2.4 TAXES, ETC. All compensation payable to Executive hereunder is stated in gross amount and shall be subject to all applicable withholding taxes, other normal payroll deductions and any other amounts required by law to be withheld.

            3.    COVENANT NOT TO COMPETE.

                  3.1 EXECUTIVE'S ACKNOWLEDGMENT. Executive agrees and acknowledges that in order to assure the Company and the Company's affiliates (as defined in SECTION 3.2 below) that they will retain their respective value and that of the Business, it is necessary that Executive undertake not to utilize the special knowledge of the Business Executive has or may acquire and Executive's relationships with customers to compete with the Company and its affiliates. Executive further acknowledges that:

                  (a) upon consummation of the transactions contemplated by the Purchase Agreement, the Company and its affiliates will be engaged in the Business;

                  (b) Executive is one of a limited number of persons who helped develop the Business of Highland;

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                  (c) Executive has occupied a position of trust and confidence with Highland prior to the date of this Agreement and, during such period and Executive's employment under this Agreement, Executive has and will continue to become familiar with the proprietary and confidential information of Highland, the Company and the Company's other affiliates;

                  (d) the agreements and covenants contained in this SECTION 3 are essential to protect the Company, its affiliates and the goodwill of the Business and are a condition precedent to the willingness of the Company to consummate the transactions contemplated by the Purchase Agreement;

                  (e) the Company and its affiliates would be irreparably damaged if Executive were to provide services to any person or entity in violation of the provisions of this Agreement; and

                  (f) the scope and duration of the Restrictive Covenants are reasonably designed to protect a protectable interest of the Company and its affiliates and are not excessive in light of the circumstances.

                  3.2 NON-COMPETE. Executive hereby agrees that during the Employment Period and for a period beginning on the date hereof and ending on the date which is the later of two years after the date hereof or six months after Executive ceases to be employed by the Company or its affiliates for any reason, except on behalf of the Company and its affiliates in accordance with this Agreement, Executive shall not, directly or indirectly, as employee, agent, consultant, stockholder, director, partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or entity), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage in the Business anywhere in or into the United States or the United Kingdom (the "Territory"); provided, however, that nothing contained herein shall be construed to prevent Executive from owning, directly or indirectly, not more than an aggregate of one percent (1%) of any class of stock of any company which is listed on a national securities exchange or traded in the over-the-counter market ("Permitted Investments"). As used in this Agreement, the term "affiliate" shall have the meaning ascribed to that term in Rule 405 of the Securities Act of 1933, as amended, and shall include each past and present affiliate of such person or entity.

                  3.3 NON-SOLICITATION. Without limiting the generality of the provisions of SECTION 3.2 above, Executive hereby agrees that for a period beginning on the date hereof and ending on the date which is the later of four years after the date hereof or two years after the date Executive ceases to be employed by the Company or its affiliates for any reason, except on behalf of the Company and its affiliates in accordance with this Agreement, Executive will not, directly or indirectly, as employee, agent, consultant, principal or otherwise, (i) solicit any Business from, provide any services related to the Business

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to, in any way transact or seek to transact any Business with or otherwise seek to influence or alter the relationship between the Company or any of its affiliates with any person or entity both (x) to whom Highland, the Company or any of their respective affiliates provided services at any time during the one year period preceding the date Executive ceases to be employed the Company or its affiliates, or to whom Highland, the Company or any of their respective affiliates made a presentation at any time during the six month period preceding such date, and (y) with whom Executive or any employee or consultant reporting to Executive has or had any involvement or interaction while an employee of Highland, the Company or any of their respective affiliates, including, without limitation, in the context of marketing, recruiting, client development or provision of services, or (ii) employ or solicit for employment or other services or otherwise seek to influence or alter the relationship between Highland, the Company or any of their respective affiliates with any person who is or was an employee of Highland, the Company or any of their respective affiliates at any time during the one year period preceding the date Executive ceases to be employed by the Company or its affiliates.

                  3.4 BLUE-PENCIL. If any court of competent jurisdiction shall at any time deem the term of this Agreement or any particular Restrictive Covenant too lengthy or the Territory too extensive, the other provisions of this SECTION 3 shall nevertheless stand, the period of restriction shall be deemed to be the longest period permissible by law under the circumstances and the Territory shall be deemed to comprise the largest territory permissible by law under the circumstances. The court in each case shall reduce the period of restriction and/or Territory to permissible duration or size.

            4. CONFIDENTIAL INFORMATION. During the term of this Agreement and thereafter, Executive shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Board or any Senior Executive, furnish, make available or disclose to any third party or use for the benefit of Executive or any third party (other than in accordance with his employment with the Company or its affiliates hereunder), any Confidential Information. As used in this SECTION 4, "Confidential Information" shall mean any trade secret, proprietary or confidential information relating to the business or affairs of the Company or the Company's affiliates, including but not limited to information relating to financial statements, customer identities, potential customers, employees, suppliers, servicing methods, equipment, programs, strategies and information, analyses, profit margins, computer, software, hardware and related information; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known in the industry through no wrongful act on the part of Executive. Executive acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Company and/or its affiliates.

            5. EFFECT ON TERMINATION. If this Agreement or the Employment Period expires or is terminated for any reason, then, notwithstanding such termination, those provisions contained in SECTIONS 2.2(B), 3, 4, 5 AND 6 hereof shall remain in full force and effect.

            6. REMEDIES. Executive acknowledges and agrees that the covenants set forth in SECTIONS 3 AND 4 of this Agreement (collectively, the "Restrictive Covenants") are reasonable and necessary for the protection of the business interests of the Company and its affiliates, that irreparable injury will result to the Company and its affiliates if Executive breaches any of the terms of the Restrictive Covenants, and that in the event of Executive's actual or threatened breach of any such Restrictive Covenants, the Company and its affiliates will have no adequate remedy at law. Executive accordingly agrees that in the event of any actual or threatened breach by Executive of any of the Restrictive Covenants, the Company and its affiliates shall be entitled to injunctive relief, specific performance and other equitable relief, without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting the Company and its affiliates from pursuing any other remedies available to them for such breach or threatened breach, including but not limited to the recovery of damages.

            7. REPRESENTATIONS OF EXECUTIVE. Executive represents and warrants that Executive is free to enter into this Agreement and to perform the duties required under this Agreement, and that there are no employment or consulting contracts, restrictive covenants or other restrictions preventing the performance of Executive's duties hereunder.

            8.    MISCELLANEOUS.

                  8.1 ASSIGNMENT; REMEDIES. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by Executive in any manner whatsoever, whether directly or by operation of law or otherwise. It is understood that the rights and remedies of the parties under this Agreement, including but not limited to the rights and remedies the Company may have upon any breach or threatened breach by Executive of the Restrictive Covenants, shall in no way be limited by the provisions of the Purchase Agreement, including without limitation the provisions of Article IX thereof.

                  8.2 ENTIRE AGREEMENT. Except as otherwise expressly set forth herein, this Agreement sets forth the entire understanding of the parties, and supersedes and preempts all prior oral or written understandings and agreements with respect to the subject matter hereof.

                  8.3 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

                  8.4 AMENDMENT; MODIFICATION. No amendment or modification of this Agreement and no waiver by any party of the breach of any covenant contained herein shall be binding unless executed in writing by the party against whom enforcement of such amendment, modification or waiver is sought. No waiver shall be deemed a continuing waiver or a waiver in respect of any subsequent breach or default, either of a similar or different nature, unless expressly so stated in writing.

                  8.5 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of New York without giving effect to provisions thereof regarding conflict of laws.

                  8.6 NOTICES, CONSENTS, ETC. Any notice, consent or other communication required to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) delivered by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (c) delivered by courier, or (d) delivered by facsimile transmission, at the addresses and/or facsimile numbers as set forth below or at such other addresses and/or facsimile numbers as may be furnished in writing. All such notices and communications shall be deemed received upon the actual delivery thereof in accordance with the foregoing, except in the case of notice given by facsimile transmission, which shall be deemed received upon the next business day following the date of transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip confirming that the number of pages constituting the notice have been transmitted without error to the addressee's telecopy number. In the case of notices sent by facsimile transmission, the sender shall within one business day also mail a copy of the notice to the addressee's address for notices, together with a copy of the confirmation slip; however, such mailing shall in no way affect the time at which the facsimile notice is deemed received.

                  (a) If to Executive:

                               95 Grumman Hill Road
                               Wilton, CT 06897
                               Telecopy:

                      with a copy to:

                               Latham & Watkins
                               885 Third Avenue, Suite 100
                               New York, NY 10022
                               Attn:    William Voge, Esq.
                                        Denise Ben-Attar, Esq.
                               Telecopy: (212) 751-4864



                  (b) If to the Company:

                               TMP Worldwide Inc.


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                               1633 Broadway, 33rd Floor
                               New York, New York  10019
                               Attention: Mr. Andrew J. McKelvey
                               Telecopy:  (212) 940-3987

                      with a copy to:

                               TMP Worldwide Inc.
                               1633 Broadway, 33rd Floor
                               New York, New York  10019
                               Attention: Myron F. Olesnyckyj, Esq.
                               Telecopy:  (212) 940-3987

                  8.7 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

                  8.8 DESCRIPTIVE HEADINGS; INTERPRETATION. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The use of the word "including" in this Agreement shall be by way of example rather than by limitation. The Preliminary Recitals set forth above are incorporated by reference into this Agreement.



                                    * * * * *

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                               COMPANY:

                               TMP WORLDWIDE INC.



                               By: /s/ Thomas G. Collison
                                   ---------------------------------------------
                                        Name:  Thomas G. Collison
                                        Title: Vice Chairman


                               EXECUTIVE:



                                  /s/ Steven B. Potter
                               -------------------------------------------------
                                        Steven B. Potter